Exhibit 99.1

COBIZ INCORPORATED

Third Quarter 2004 Earnings

Moderator: Steven Bangert

10-22-04/10:00 am CT

COBIZ INCORPORATED

Third Quarter 2004 Earnings

October 22, 2004

10:00 am CT

Conference Coordinator:	Good day, all sites are now on line in a listen-only mode. If at any time during the call you need operator assistance, please the press the star and 0 and an operator will assist you.

At this time, I’d like to turn the call over to your moderator, the Chairman and CEO of CoBiz Incorporated, Mr. Steven Bangert.

Please go ahead, sir.

Steven Bangert:	Okay. Thanks, (Bryan).

So welcome everybody at CoBiz’s Third Quarter Conference Call. We’re calling from the Biltmore in Arizona today, where - it’s 80 degrees today in Arizona. Hope its 80 degrees where you at, but we just had our planning with the Board this week, so we’re at the Biltmore this morning.

Our press release went out yesterday after the market closed, you can see the earnings were very strong. We were delighted with our third quarter performance earnings with 4.8 million versus 3.3 million the same quarter last year, up 45%, earnings per share is 21 cents versus 15 cents, up 40%.

But the strong earnings really were a contribution for both the bank and our fee-based business lines. All of them had a good quarter with the exception of our insurance segment; we’ll talk a little bit about that. We’re somewhat disappointed by their results, it’s more seasonal than it is, something that we’re concerned with.

The banks themselves had really strong growth numbers. Loans were up 27% for the third quarter year-to-date — we’re up 23% in loan volume. The Arizona bank is really having a great year. They were up 44% for the third quarter, their year-to-date numbers are 46% (loan) growth.

Colorado still performing extremely strong in what is still a relatively weak economy, up 22% (loan) growth in the third quarter versus 17% year-to-date. So both of the banks - both Colorado and Arizona, we’re very pleased with loan performance goals for this year. They’re - both of them cooking along at a very good (pace).

Deposits, which many of you know, is something we work on a daily basis that continue to try to fund our (loan) growth.

A good quarter, up 30% with Arizona being up 30% and Colorado being up 30%. Year-to-date Arizona is up about 20.5%, we’d like to see more momentum and more deposits coming out of the Arizona market. We have initiatives down here to make that happen. And this is a deposit-rich state that just much more competitive than the Colorado market, but we’re still hopeful that as our banks start to mature at Arizona market that deposits will come in stronger.

Colorado was up 15% year-to-date. The overall franchise is up 16% year-to-date in deposits.

Asset quality numbers still very strong and that’s really the hallmark of this franchise, something that we’re very proud of. It goes back 10 years now, with very strong asset quality numbers.

Non-performers finished the quarter at 9 basis points of total assets, charge-off 300,000 with year-to-date charge of only 500,000 in total charge-offs. So, both of those are exceptional numbers and really is - it ties back to the quality of bankers that we’ve been able to attract to the franchise, so they continue to surprise even us in their ability to bring on volume without credit quality issues.

One of the things that they may have surprised some of the analysts that are following the stock is that the net interest margin that actually came in, five basis points during the quarter. But that was primarily the result of a preferred stock offering that we did in the second quarter. We have (unintelligible) the first full quarter with that outstanding and that was really about 8 to 10 basis points out of our margin on a quarterly basis.

And then, we had mortgage bank security portfolio, which is primarily made up of GNMA Arms. And for those that aren’t familiar with GNMA Arms, they repriced annually at 150 over to one year treasury. But they have 1% annual caps and so what has happened over the last few years has raised a declined. They haven’t declined quite quick - as fast as the market and there was a little bit of a catch up yet in the last quarter.

And I’ll just give you a quick example, a coupon that was priced at 5% 18 months ago, you know, six months ago should had repriced to 3%,it was allowed to adjust all the way down to 150 over the one year, but in fact, it only went to 4%.

So, even though rates in the mean time had gone up 50 basis points, it still didn’t adjust up, it still to continued to adjust down to where it was essentially repriced at 350 over from 4% - from a 4% coupon to a 350 coupon.

We have quite a few GNMA Arms that we’ve been able to reprice quarterly on a going forward basis. It kind of - but on going forward basis, we would anticipate, if we were in a stable rate environment, that they will all be repricing up and so we should anticipate that.

This - we shouldn’t have any negative impact from the MBS portfolio on a margin on a going forward basis, in fact, they should positive if in fact ratio are stable or even increasing.

There’s 88 million repricing October, they should be adjusting up around 12 to 15 basis points. Another 52 million repricing in January, they should be repricing up 35 to 40 basis points. And in April, we have about $30 million that are repricing up about 75 basis points. So you can see on a going forward basis they should be a contributor.

The net interest margin although it looked like it came down during the quarter - we actually finished the quarter at a high mark. We’re over the 420 level and you should see that continue to inch up, and I would expect that it would be slightly higher than 420 for the quarter; and we would think that even on a stable rate environment you could see that inch its way up for the next couple of quarters.

As far as the banks are concerned, during the quarter, we had another announcement. We hired a new president in the Chandler Bank, so we really have an awful lot of activities going on that will take us up to 18 banks from our current 14 banks.

We have four banks that we’re working on, the other three were already announced. Three of them are now in the Phoenix market that we’re working on, with one up in the Denver market.

So that would - we have a lot - they know what activity is going on much more so than we normally do, but for those of you that have been following us for a while, you know that when we find bankers that we think that re quality bankers that we’ll be proud to build a bank around, we go ahead and hire them, even though maybe that hadn’t been the plan when we started the year.

The last hire - (JF Wenzel) comes from Wells Fargo, he’s been with Wells for a number of years. He goes back to the old Northwest — actually started his banking career with Northwest in Minneapolis; was recruited by Northwest to come down to be one of the lead bankers to help to build the Wells Fargo - the Northwest franchise down here which is of course today is Wells Fargo. And we think (Jeff) will be an outstanding banker for us and we’re very fortunate to have him.

And I’m really excited about the four new banks coming online soon, and for any of you that want to ask more questions about the banks when I’m done, I do have Jon Lorenz here, the CEO of the bank, and I’m sure Jon would like to - would answer any of those questions or other asset quality numbers also.

Fee based business lines a great quarter for us. They made about a little over $800,000 for the quarter primarily because of GMB — our investment banking group — versus a loss of about $300,000 last - same quarter last year. So they were significant turnaround for our fee based business line.

Let’s talk about GMB and their revenues. They were about approximately 2.8 million for the quarter, so an outstanding quarter for them. Seven deals closed of which two of them came from a new initiative of GMB called GMB Advisors which allows them to work on smaller transactions.

GMB is a investment banking firm that works on - it primarily represents sellers; 80% of the transaction is going to be representing sellers with a market value of anywhere from $10 million of about $200 million with the average coming in right around $40 million to $50 million.

But that doesn’t touch an awful lot of the bank customers when you get up around $40 million to $50 million. We do bank a few customers like that, but to the most part most of our customers are going to come in with, you know, valuations of $2 million up to about $20 million.

And so, GMB Advisors was started to focus its attention on the smaller customers where we don’t touch the customer quite as much through the transaction. But it does - it will give them access to a very well-known investment banking from the Rocky Mountain region.

I think the bankers are very excited about that. Two transactions came out of GMB Advisors for the quarter, and I would think on a going forward basis, GMB Advisors will help reduce the volatility somewhat that we see in GMB’s earning or revenue stream. I think the smaller transactions are more reliable and more consistent and - so overtime, although maybe not in dramatic way, we do think that the reduction of volatility in GMB earnings could result from addition of GMB Advisors.

Going forward - looking at the fourth quarter, because I know a lot of you are going to ask of what happen in the fourth - what we do we anticipate for the fourth quarter in GMB, I’m very comfortable of telling you that revenues will meet or exceed third quarter numbers, and I’m very comfortable telling you that today.

They have a nice pipeline of business. I don’t know how much of it will close in the fourth quarter versus the first quarter of ‘05, but I will tell you I very comfortable I’m saying that we will meet or exceed the $2.8 million of revenue in the fourth quarter at GMB.

So things had really turned around for them, they’re extremely busy over there. We’re excited for the company and look for greater things coming out of GMB in the future.

The insurance segment which is Financial Design — a company that we acquired last year — and CoBiz Insurance — a company that we acquired three years ago — had a small (up) for quarter. Their earnings in the third quarter are typically weak just because of the seasonality in their earnings both in the P&C insurance, but more so in the wealth transfer area, which Financial Design spends a lot of time, and it sub (create) - it’s about 40% of their income.

It’s normally weaker in the third quarter with both of those segments - both of those insurance agency are expected to have a stronger fourth quarter. We would both - we would expect them to be a contributor to earnings in the fourth quarter. And though typically the fourth quarter is the strongest quarter for both of those agencies, that we would anticipate a pretty good fourth quarter coming out of our insurance segment.

The investment management segment is relatively new to us. We have a private - CoBiz private asset management which is the - our own trust efforts within the company that’s been ongoing for a number of years, but more recently we increased our activities there with the addition of Alexander Capital, approximately a year ago.

And Alexander Capital is growing on a very quick phase, but today, they still don’t round to up to a penny; and I think, that’s something you can probably expect through ‘05. We’re expecting fairly significant growth coming out of the investment management arena, but we have some back selling to do, and so as the growth on revenues inc - will probably be offset in ‘05 with some growth in expenses. And I don’t think you should anticipate the earnings for the full-year to either round up to a penny, but more - you know, more likely to be more closer to our a breakeven viewpoint.

But it is a part of the company that we’re really excited about. The synergies with the rest of the company had just been tremendous; it’s been nice to see that. I think the company over the last six to nine months has really picked up a lot of momentum when it comes to referring business back and forth.

We had transaction in the third quarter wherein one of the bank customers was sold by GMB. The bank got involved with the new buyers and doing the senior lending on it, Alexander Capital ended up with all proceeds from the transactions.

It’s just nice to see that type of momentum going within the company. So there’s a lot of happening here.

Kind of looking forward though as we’re looking into ‘05 in that, I think you can - you shouldn’t - you should expect a slight widening of the net interest margin. We are an asset sensitive company. I think the third quarter was a little unusual for really the primary reasons that I mentioned earlier with the GNMA security portfolio and the trust preferred, and you shouldn’t see that on a going forward basis.

I also did want to talk a little bit about our capital situation that’s something that we get a lot of questions about, because we do run with a relatively narrow tangible capital that’s been hovering between 4% in the quarter to 5% now for the last year or so.

We are looking at the possibility of doing a small offering; the Board has given approval for us to start working on that, so we are looking at it. It probably would be in the neighborhood of $25 million to $50 million, it’s not going to be very large. We’re reluctant to have much dilution.

It would probably increase the number shared outstanding by around 10% with minimal dilution in the neighborhood of 2 cents or less.

But we think it’s a good time. One because of where the stock is price today, but maybe more importantly because we really feel like we had the wind at our backs with a lot of the activities that we have got going on here at the company. The net interest margin instead of coming in appears to be a narrow - are, you know, stabilizing or even widening, and now our fee based business lines are all becoming a contributor.

And we have spent the last three years kind of building out that segment, and really the intent there was to continue to separate us from the community banks that operate in the Colorado and Arizona market. We don’t consider ourselves a community bank; we consider ourselves a business bank. But in order to do that we need to be able to differentiate what’s the difference between a business bank and a community bank. And I think, it’s the level of service and the level of bankers that we’re able to put in front of our customers and it really is playing out very well for us right now.

But as far as activities in the fee based side going forward, I think, you’ll see minimal activities as far as new acquisitions really are focused now. For the next three years it’s going to be more on building out the banking franchise with the majority of the effort going to be in the Phoenix market.

We believe that we have Denver pretty well canvassed, and you could see a bank once every 12 or 18 months in the Denver market. But we’d like to see more activities as far as growth in the Phoenix market which - as we mentioned in the press release, it’s still showing some great numbers as far as their economy is concerned.

And we would like to - our goal is to get to be a billion-bank in the Phoenix market in a relatively short period of time. And so, in order to do that you’ll see continue the Noble activity from CoBiz over the next two to three years.

With that, I’m just going to open it up for questions.

(Bryan), are you there?

Conference Coordinator:	Yes, I am. Sorry about that.

At this time, if you would like to ask a question, please press the star and 1 on your touchtone telephone.

You can withdraw yourself at anytime by pressing the pound sign.

Again, please press the star and 1 to queue up for question, and we’ll go first to the John Rodis with Stifel, Nicolaus.

Please go ahead.

John Rodis:	Good morning, guys. First, good quarter.

Steven Bangert:	Thanks, John.

John Rodis:

One question on loan growth which is obviously very strong this quarter, can you talk a little bit about, I guess, where it’s coming from? More specifically, was it new customers, or was it existing customers drawing down on lines?

Steven Bangert:	Yeah. So, let me have Jon Lorenz answer that for you.

Jonathan Lorenz:

Yes, John. It was really primarily from a new customer (unintelligible) we’ve got, we talked about previously, early in October, the last six month we put together what we feel is a very strong group of bankers for our real estate department construction lending primarily in Arizona.

And they’ve brought on - I’m not sure during the quarter, but year-to-date about 18 fairly large new long relationships with developers here in Arizona, so that was good chunk of it.

Colorado we’re not seen a lot of real state lending activity yet because of the overall market, and a not seeing a lot of strength yet in the Colorado market, although we’re starting to see some early signs. So on Colorado, it’s primarily been on the commercial side; and again, primarily from new commercial lending relationship as opposed to drawing down the line.

So - you know, we’re hopeful, particularly in Colorado, as we look forward to 2005 that we’ll start to see some increased line usage from our current customer base, but most of the growth we saw in the - or in the third quarter was from new customers.

John Rodis:	Okay, thanks (unintelligible).

And one more question, if may? Just regarding your ability to attract new bankers, can you talk a little bit about the market, I guess, for those new bankers as far- are you having to pay up to find the - these new guys?

Jonathan Lorenz:

We really are - you know, that we’ve always sold - told this that if we’re that kind of company that you’re interested in, you really need to be interested in long-term growth of the stock. And as you all know, stock options are a big part of our compensation program that we utilize to attract new bankers to the franchise.

So, we really continue to sell the new bankers - you’re not going to get a big increase in current compensation to join CoBiz, but we can offer you stock options that present a great long-term opportunity for you, and really that’s the kind of person we wanted.

But somebody that is only interested in getting a 25% increase in their base compensation to move, they’re probably not a good fit for us. If they’re saying, “I see a great long-term opportunity with CoBiz, significant future value of stock,” that’s why they’re going to move.

Steven Bangert:

Yeah. And John I’ll add to that. It - that we - in Colorado we are a well-known story within the banking industry, and so, that’s not something that’s difficult for us to sell in the Colorado market, but we’re still in the edge of that in the Arizona market.

And, you know, I - when I look at what we’ve accomplished down in Phoenix over the last few quarters, we really kind of raided the Well Fargo franchise, but really haven’t touched on a couple of the other franchises.

Bank One is the largest franchise down here, and we really haven’t done an awful lot raiding within that franchise. But I think we are fairly well-known within Wells Fargo, we ended up taking out their - really their top private banker into sort of Scottsdale Bank.

Their number two real estate bank to take - start up a real estate division, and more recently, one of their - they had three or four commercial units down here, and we took up - (Jeff) comes - headed up one of those units.

And so, within Wells my guess is - we’re pretty well-known today in the Phoenix market, but B of A and Bank One are both very large banks down here that we really haven’t touched very much.

And then, we have MNI and we, of course, have Zions operating down here and Compass operating down here. All of those have - from bankers that we - I think we have still have yet to tell the story to.

John Rodis:	Okay. Thanks, guys. Nice quarter.

Steven Bangert:	(Thanks).

Conference Coordinator:	And next we’ll go to the site of Dan Rambert with Hovde Capital.

Please go ahead.

Daniel Rambert:	Hi, guys. Thank you.

Just wondering, how will the flattening of the yield curve affect you right now?

Steven Bangert:

Well, it kind of depends where it takes place, Dan. I mean, our overwhelming majority of assets and liabilities - when I say, overwhelming, it’s - over 80% of them are within 30 days to one year. And so, the flattening doesn’t take place there, it’s almost no impact on our earnings.

If the flattening is between the two and the ten year, we really operate very little in that area. We do some commercial real estate lending that’s tied to, you know, three and five year treasuries, but that’s not a huge part of the overall asset base.

If you would see a significant flattening between 30 day and one year, I think, you could see some margin decrease as a result of that as we do fund some of our (ARM) portfolio with 30 day and money. And you could see that margin come in a little bit but - as I said, it kind of depends upon where the flattening takes place.

Daniel Rambert:	Okay, okay.

I guess, as a quick follow-up, where do you guys see deposit pricing? Are you guys seeing any pressures in Arizona or Colorado?

Steven Bangert:

Yeah, it - I’ll let Jon talk of that after me, but it - it’s been kind of sporadic. I would say, the overall general market hasn’t really reacted too much to the rising rate. Having said that, I think every large bank has got a special pricing out there that we’ve seen recently that’s more aggressive than we’ve seen in a long time.

But we see a lot of 3% money but it’s offered out to deposits of $10 million and $20 million more so than, you know the half-a-million-type deposit relationship but, you know - Jon you want to comment to that?

Jonathan Lorenz:	Yeah, I would agree with that. It’s mostly the special promotions that we’re seeing.

But another important point when you look at our customer base is a lot of our deposits particularly our demand deposits come from our commercial banking relationships. And the relationship money, even if we’re not near the top of the market with deposit pricing, it’s pretty sticky for us, because they’re tied in with numerous bank products.

And as we’ve said before that the - a lot of our treasury management products are paid for with deposit - new depository balance as they’re coming in from our new commercial account relationships.

So it does tend to be pretty sticky, and we don’t necessarily have to be at the top of the market. That said, we’ve clearly seen more pressure and more competitive pressure in the deposit pricing arena right now.

Daniel Rambert:	Okay. Thank you guys.

Conference Coordinator:	And next we’ll go to the site of Brian Conn with RBC Capital Markets.

Please go ahead.

Brian Conn:	Good morning, everyone.

Steven Bangert:	Good morning, Brian.

Brian Conn:

The - just a couple of questions. One on the margin itself, you said, that it was somewhere around the 420 range. Can you just - I know in the past you sort of given us a the ballpark range of what you think, each excess of 25 points increase would do to the margin. Do you care to update that at all?

Steven Bangert:	Well - Brian, I still think, you know, 25 basis points is probably where - we’re around 5 basis points for this franchise.

Brian Conn:	Okay.

Steven Bangert:	And my guess is that we’ll - for the quarter, we’re going to end between 420 and 430, but that’s, you know, that means that’s as about as close I can get right now.

Brian Conn:

Okay. The - and it sounds like you got into at least a flat in investment banking revenues, and the insurance being up at the highest level for the year. Can you just remind us what the expense side impact is on both in the insurance and investment banking side?

Steven Bangert:	Well, the insurance side runs with the margins of 20 basis points - or 20%.

Brian Conn:	Okay.

Steven Bangert:	And the investment banking, once we get through the breakeven margins or around 40% to 45%, and we’re through the breakeven.

Brian Conn:	Okay. So, we would look for - because of the strength in those two areas, the expenses would continue to rise?

Steven Bangert:	Right.

Brian Conn:

And then lastly, it looks like the loan growth has been accelerating over the past couple of quarters. Is the pipeline building to the point where you think that’s also sustainable or do you think we start flattening out of, you know

Jonathan Lorenz:

Brian, I think it will be a little choppy. Quite frankly, I think it surprised all of us that the portfolio grew 27% in the third quarter. Because generally from a seasonal standpoint, you get an increase in construction lending but the third quarter is usually relatively low on the loan side.

So, we did empty out a fair amount of the pipeline in the third quarter posting those kinds of numbers. I would expect the fourth quarter to be less than the third unless we really start seeing some increase draw downs our existing lines of credit. But that said, I think there’s a lot of momentum on the loan side and with our new banks coming on — the one in Colorado and three down here — we got a lot of new bankers out generating business for us right now.

So I think, the general trend that you’ll see will be very solid going into 2005.

Brian Conn:	Okay. And then lastly, Steve, you’ve mention the possibility of doing a capital raise. Is there - can you give us a more specific timing on when you would be looking to that? And how do you get to just the 2% dilutive number or 2 cent dilution number?

Steven Bangert:	Yeah. Well, Brian, I’m - we’re assuming that - we’re just using - reinvesting the proceeds back into the mortgage bank security market. So I mean, that’s where that number came from and.

Brian Conn:	It’s not - but I think before you had mentioned that there was higher cost of debt that you would also pay off or

Steven Bangert:

Well, that’s a possibility and we - and that’s something that we will be looking at. To just kind of update everybody, we have $25 million trust - $20 million trust referred that was issue with a 10% coupon that’s callable next year.

The 10% coupon really isn’t relevant because once we were able hedge that instrument - at that time remember, we couldn’t issue floating rate debt and we have no need for fix rate debt, because we’re asset sensitive.

We hedged it, but we ended up with a hedge at 420 basis points over the LIBOR, where today, you know, we can issue the same - that type of debt for maybe 190.

So this should be around 2.25 points that we could shave off of $20 million, if retire it. So my guess is that we will be retiring that, but that’s not what we were doing in our calculations. We were just reinvesting back into the mortgage back security’s market.

And the size of the offering, Brian, if I had to run numbers they probably used 37.5, right, and between 25 and 50. In that case - and really the thought process there is that we’d like to get a potential capital a lot - well-over 5%.

We think - we’re comfortable that we could grow and not have tangible capital issues, because of our strong earnings for the next three years. But this will take our tangible capital up over 6.50% or right around the 6.50% level.

From, you know, where we’ve been floating around, it depends upon the mark-to-market or our investment portfolio from anywhere from the (unintelligible) - we got a 4.15% up to about 5%. This would give us a little bit more breathing room there, and, you know, hopefully we also are able to improve slowly (with this) at the same time but with a placement.

Brian Conn:	Uh-huh, it sounds good.

Thanks, guys.

Steven Bangert:	(Uh-huh).

Conference Coordinator:	And next we’ll go to Ben Crabtree of Piper Jaffray.

Please go ahead.

Benjamin Crabtree:	Yeah, good morning. And I especially want to thank you for your comment about the Phoenix weather.

And it’s just - it’s about 50 degrees and drizzly here.

I guess I’ve got a couple of questions. One would be - maybe help me understand a little bit the process of how you prepare for these - the de novos. You talked about actually having a lot of people onboard and generating and a lot of loan.

So, I guess what I’m trying to get at is, you’re already generating revenues although you don’t have the locations. When you do have the locations, I guess it would seem as though, you know, they kid oft have instant revenues and you’ve already been swallowing some of the cost - the personnel cost of those branches to a certain extent, am I right?

Jonathan Lorenz:

Yes, that’s correct Ben. So - you know, as an example, with our three Arizona banks that we have right now, all three of those presidents are onboard in existing locations. And also they’ve hired their - a good portion of their banking staff already, and we are already shouldering that personnel expense.

And so really, it’s just the incremental occupancy expense then when they move into the location. But by that time, they usually got a pretty sizeable portfolio.

Our East Valley Bank down here - Cathy Valenzuela who is President of that bank has about a $15 million portfolio already, and she’s still a few months from moving in to her new facility.

Benjamin Crabtree:	And I’m also interested in any comments you might have for those of us with really long memories about the potential or the - you know, any signs of overbuilding in the Phoenix market?

Jonathan Lorenz:

That’s a good question and we’ve been having quite a few discussions on that. As a matter of fact, with our board planning session, we had an economist from Arizona State University who joined us, and talked about his perspective on the economy and in real estate in particular.

It is - they’re off to another record year this year in Arizona in terms of housing permits, you know, probably it will be North of 55,000 this year, another record, but there is not yet much speculative activity going on. In particular, what started to happen is that investors were coming and buying newly constructed houses just with the idea of holding them for a few months and flipping them. And the builders themselves have really shut that activity off.

So, the builders are ensuring that they’re selling to end buyers, will not allow investors to come in and purchase groups of houses. And it’s a very stable supply/demand situation right now.

But, you know, that’s said, there’s a lot of supply coming on and we’ll need to continue to see a lot of job growth, I think, in Arizona to absorb it. But if you listen to the least the economists, we had yesterday find they’re pretty positive that that job growth will be very strong over the foreseeable future.

Benjamin Crabtree:	Okay, great. And then, one last question. And I know this would be kind of a pretty soft to answer, but at what point would you kind of feel ready to move into a third market?

Steven Bangert:	Well, with - go ahead.

Jonathan Lorenz:

Okay. Well, I think - as Steve said, we - with the opportunity we see in Arizona, we can really see the ability to breakout of the pack down here. And by that, we think we need to be a bank of an excess of a $1 billion in Arizona.

So in the next three years, that really will be our primary focus. And unless a very unusual or extraordinary opportunity came up during that period, I don’t see us moving out of our current footprint of those two states.

As we’ve been - always been an opportunistic company on - if a group of bankers broke off from a large bank as a result of an acquisition in another state in the West, it - you know, we would certainly at least look at it, but it’s not something we’re going to actively seek out over the next, let’s say, three years.

Benjamin Crabtree:	Okay, thank you.

Conference Coordinator:	And next we’ll go to the site of (Mike Geegan) with RBC Daine.

Please go ahead.

(Mike Geegan):	Hi, guys. Another great quarter.

Steven Bangert:	Thanks, (Steve).

(Mike Geegan):

A question for you. Is there going to be much earnings - earn-out impact - you guys have bought these other businesses over the last few years, I know there’s little bit of an impact fourth quarter last year. You got any thoughts there?

Steven Bangert:	Yeah, this year, (Mike), it will be minimal. The earn-out, you know, primarily would be at Alexander Capital. FDL really have no shot of an earn-out this year. Alexander Capital could have an earn-out, and my guess it would be in the neighborhood of $1 million - maybe a $1 million or so.

So - as you know, the accounting for that while you may not know, but I’m - it was unusual last year with - well, as I look at the accounting on it, it doesn’t make an awful lot of sense, but it is what it is. You book the goodwill from the transaction from the earn-out at the end of the year, and then when the capital is issued, which is typically a pay for the earn-out when we issue stock to other company we bought, that’s usually done in the first quarter, then we’re able to add that to our capital position.

So it kind of distorts the number at the end of the year as it did with, you know, Financial Design last year, but that was a big number last year. A million dollars with Alexander Capital just won’t be noticeable.

Green Manning & Bunch, they just had a blow out fourth quarter, and I do mean - I mean, just a big, big fourth quarter — twice the size of what they did in the third quarter, assuming it would have some possibility of having an earn-out, but it would be relatively small.

(Mike Geegan):	Great. One last thing.

Last quarter, it seem like you get a sort of a - I think the estimate was 20 deals sort of in the pipeline for GMB. I know you’ve got a lot of those close in this latest quarter.

Any color on that front, so we can sort of just keep an eye on that?

Steven Bangert:

Yeah. You know, (Mike)? I wish I had - got a pipeline update before coming into this meeting. I will tell you with the seven deals closed we haven’t added seven new deals to the pipeline. So, it has been - it has reduced during that period of time.

But - is that - I did talk to the guys last week, and they were working on two or pitches that we’re going out in the next couple of weeks. Their focus now is - because it’s been so focused on closing deals is to start working on the pipeline again. But we’re seeing pretty good activity.

But I can tell you the pipeline isn’t as big as it was last quarter, but it’s still much bigger than what - historically - not historically, but sort of the weak experience with GMB over the last three years.

And so, we’re still anticipating a good - a strong ‘05 coming out of Green Manning & Bunch just based upon the pipeline that they have today.

(Mike Geegan):	And it’s fair to say you’d be surprised if they (unintelligible) a negative contributor like they were for last year?

Steven Bangert:

I would say that on - for the entire year, I still have a difficultly of forecasting quarter-to-quarter. But I think, that they - and I think that’s right. I think that’s fair to say that in ‘05, we would anticipate that there would not be - would not have any loss.

(Mike Geegan):	Okay, thank you.

Conference Coordinator:	And once again, if you would like to queue up for a question, please press the star and 1 on your touchtone telephone.

And next we’ll go to the site of Peyton Green with FTN Midwest Research.

Please go ahead.

Peyton Green:	Hi, good morning.

Steven Bangert:	Good morning, Peyton.

Peyton Green:	Just a couple of little questions. But - and the other non-interest income was up pretty significantly late quarter, was there anything in particular there? Or is that a good run-rate going forward?

And then, in terms of looking at the insurance (unintelligible) level it would be between the second quarter of this year and the fourth quarter of last year kind of a good range to use?

Steven Bangert:	Well, I - you know, I don’t have a second quarter of last year - our second quarter of this year, I think, is probably more in line with where we’re going to come in the fourth quarter.

Peyton Green:	Okay, great.

Steven Bangert:

It’s - you know, sometimes they’re making surprises in the fourth quarter on the high side just because - since - they’re primarily working with wealthy families and sometimes there’s a sense of urgency that comes about in the last four weeks to try to get a transaction in place, because they’re primarily working on wealth transfer with really the product - the soul of the wealth transfer issue is an insurance product. And a lot of times, as you know, there’s a lot of yearend planning that’s done last minute.

And so they (unintelligible) surprises, but I think the second number is probably a pretty good number to use.

Peyton Green:	Okay. And then, was there anything in the other that lifted the number?

Steven Bangert:	Yeah, I’m trying to look in right now.

Go ahead.

Lyne Andrich:	Hi, Peyton.

Peyton Green:	Hey.

Lyne Andrich:	This is Lyne Andrich.

You know, there was about $150,000 adjustment on our (BOLI). We have about ($60 million) of bank or life insurance, and we - as we get our statements in from the underwriters and the carriers, we will mark that up to our carrying value.

Peyton Green:	Okay. And then, the tax rate going forward was down

Lyne Andrich:	Yeah, this

Peyton Green:	...a good bit in the third quarter.

Lyne Andrich:	...in that (BOLI) that I just mentioned actually impacted the tax rate as well as we’ve been doing a more municipal lending.

So going forward, we anticipate our effective tax rate to be about 36.85 or 36.90 going forward.

Peyton Green:	Okay, great. Congratulations on a great quarter.

Thank you.

Steven Bangert:	Okay. Thanks Peyton.

Conference Coordinator:	And once again, please press star 1 to queue up for a question.

Okay. It appears that was the final question from the phone today, Mr. Bangert.

Steven Bangert:	Okay. Well, thank you.

I just want to thank you everybody again for your interest in CoBiz and (unintelligible) by the tone of today’s conference call. We’re very proud of the quarter and we’re very comfortable with - that we’re going to have a strong fourth quarter, and we’re trying to - we want to communicate that with the Street because there’s (so many windows of) surprise on the upside either.

But as we head into the ‘05, I think, the company is well-positioned to take advantage of what appears to be a stabilizing or increasing interest rate environment as well as the excitement that we have in the Arizona franchise with the new - three new locations opening up down here.

As always, Lyne, Jon, or myself, or Richard Dalton are always happy to answer questions. If any of you would like to talk to us afterwards, please give us a call.

Thanks again for your interest.

Bye.

Conference Coordinator:	Thank you.

And that does conclude today’s teleconference; you may now disconnect your line.

END